Exhibit 99.1

APACHE ACQUIRES 51% STAKE AND RESERVES THROUGHPUT CAPACITY
IN CANADA’S KITIMAT LNG PROJECT
     Houston, Jan. 13, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced that its Apache Canada Ltd. subsidiary has agreed to acquire 51 percent of Kitimat LNG Inc.’s planned liquefied natural gas (LNG) export terminal in British Columbia. Apache also reserved 51 percent of capacity in the terminal.
     The proposed Kitimat project, located at Bish Cove near the Port of Kitimat about 405 miles (652 kilometres) north of Vancouver, has planned capacity of about 700 MMcf of natural gas per day, or five million metric tons of LNG per year. Preliminary construction cost estimates of $3 billion (Canadian) will be refined at the conclusion of front-end engineering and design (FEED). The project will employ an estimated 1,500 people during construction and 100 on a permanent basis.
     Kitimat LNG received its Provincial Environmental Certificate for the liquefaction terminal in December 2008 and the Federal Environmental Certificate in January 2009.
     “The growing supply of natural gas in the United States and Canada is transforming North American energy markets, and this increased resource has significant potential for global impact,” said G. Steven Farris, Apache’s chairman and chief executive officer. “Development of the Kitimat LNG project has the potential to open new markets in the Asia-Pacific region for gas from Apache’s Canadian operations, including the Horn River Basin in northeast British Columbia, where our net estimated resource potential exceeds 10 trillion cubic feet of gas.”
     “The economic fundamentals remain strong for exporting natural gas from Western Canada to international markets where natural gas is in demand, such as Asia,” said Alfred Sorenson, CEO, Galveston LNG Inc., parent company of Kitimat LNG Inc. “As natural gas supply and reserves continue to increase in North America, Kitimat LNG’s terminal will provide producers in Canada with secure access to key worldwide markets.”
     Under the terms of the agreement, Apache will make an initial payment to the current owners of Kitimat LNG with additional consideration due upon achievement of certain commercial and regulatory milestones. Apache will fund the project’s FEED — to begin shortly — with a final investment decision expected in 2011. First LNG shipments are projected for 2014. Apache will become operator of the project.

APACHE ACQUIRES 51% STAKE AND RESERVES THROUGHPUT CAPACITY IN CANADA’S KITIMAT LNG Project — ADD 1
     Kitimat is designed to be linked to the pipeline system servicing Western Canada’s natural gas producing regions via the proposed Pacific Trail Pipelines, a $1.1-billion (Canadian), 300-mile (463-kilometre) project originating at Summit Lake, B.C. Through its acquisition of a 51-percent interest in the Kitimat project, Apache will acquire a 25.5-percent interest in the pipeline, currently a 50/50 partnership between Galveston LNG and Pacific Northern Gas Ltd. The proposed pipeline has received both the federal and provincial governments’ environmental assessment approvals and has created an innovative arrangement to partner with the First Nations along the pipeline route.
     “Kitimat LNG has made significant progress with provincial and federal environmental approvals, gaining support of the Kitimat community and engaging in positive consultations with the Haisla First Nation,” Farris said. “We’re grateful to Alfred Sorenson and Rosemary Boulton, president and CEO of Kitimat LNG, and their teams for the hard work required to advance the project to this key point. We are looking forward to continued collaboration to bring this project to completion.
     “Apache will bring the same sense of urgency and commitment to environmental responsibility that is present in all of our operations around the world as we continue to develop this project in collaboration with the Kitimat community and Haisla First Nation,” Farris said.
     “Apache’s equity and corresponding capacity reservation agreements with Kitimat LNG and Pacific Trail Pipelines advance the development of the first LNG export terminal on B.C.’s West Coast,” said Boulton. “Together, Kitimat LNG and Apache have the experience and resources necessary to move the project forward to completion, and we look forward to making significant progress in 2010.”
     Kitimat LNG has signed memorandums of understanding for LNG sales with Gas Natural and Korea Gas Corporation (KOGAS), as well as memorandums with other producers for natural gas supply.
About Kitimat LNG Terminal
     Kitimat LNG Terminal is a project of Kitimat LNG Inc. (www.kitimatlng.com), a Calgary-based private company focused on the development of liquefied natural gas (LNG) and related facilities in North America. Kitimat LNG Terminal is proposing to construct, own and operate a liquefied natural gas terminal near the Port of Kitimat in British Columbia. At the terminal, the natural gas will be cooled and liquefied in preparation for export via ship to growing global markets. Kitimat LNG Inc. is a wholly-owned subsidiary of Galveston LNG Inc.
About Galveston LNG Inc.
     Galveston LNG Inc. is a privately owned Canadian energy development company capitalized with private and major institutional Canadian and U.S. investors.

APACHE ACQUIRES 51% STAKE AND RESERVES THROUGHPUT CAPACITY IN CANADA’S KITIMAT LNG PROJECT — ADD 1
About Apache
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates and investor information, in addition to copies of all recent press releases, on its Web site, www.apachecorp.com.
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     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our Web site and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date.
For more information, please contact:

For Apache Corporation (Houston):

(Media):	Bill Mintz, (713) 296-7276, bill.mintz@apachecorp.com

Robert Dye, (713) 296-6662, bob.dye@apachecorp.com

(Investor):	Tom Chambers, (713) 296-6685, tom.chambers@apachecorp.com

For Apache Canada (Calgary)

(Media)	Bill Jackson, (403) 261-1321, bill.jackson@apachecorp.com
Jessica Wilkinson, (403) 261-1397, jessica.wilkinson@apachecorp.com

For Kitimat LNG:

(Media)	Ian Noble, Karyo Edelman, 604-623-3007, ian.noble@karyo-edelman.com